EXHIBIT 1
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                                LENDINGTREE, INC.


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                          SECURITIES PURCHASE AGREEMENT

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                               SEPTEMBER 29, 2000



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
                                TABLE OF CONTENTS

                                                                                                      PAGE
                                TABLE OF CONTENTS
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SECTION 1         Purchase and Sale of Equity Rights; Authorization of Shares and Warrants..............1
         1.1      Purchase of Equity Rights.............................................................1
         1.2      Authorization of Shares and Warrants..................................................1

SECTION 2         Closing Dates; Delivery...............................................................2
         2.1      Closing...............................................................................2
         2.2      Delivery..............................................................................2

SECTION 3         Representations, Warranties and Covenants of the Company..............................2
         3.1      Organization and Standing; Articles and Bylaws........................................2
         3.2      Corporate Power.......................................................................2
         3.3      Capitalization........................................................................2
         3.4      Authorization.........................................................................3
         3.5      No Solicitation.......................................................................3
         3.6      Reports and Financial Statements......................................................3
         3.7      No Additional Filings.................................................................4
         3.8      Access to Information.................................................................4
         3.9      Additional Covenants..................................................................5

SECTION 4         Representations, Warranties and Covenants of the Purchasers...........................5
         4.1      Accredited Investor; Experience; Risk.................................................5
         4.2      Investment............................................................................5
         4.3      Restricted Securities; Rule144........................................................5
         4.4      Authorization.........................................................................6
         4.5      Further Limitations on Disposition....................................................6
         4.6      Legends...............................................................................6

SECTION 5         Registration Rights...................................................................7
         5.1      Piggyback Registration Rights.........................................................7
         5.2      Underwriting..........................................................................7
         5.3      Delay Period..........................................................................8

SECTION 6         Miscellaneous.........................................................................8
         6.1      Governing Law.........................................................................8
         6.2      Hart-Scott-Rodino.....................................................................8
         6.3      Survival..............................................................................8
         6.4      Subsequent Deliveries.................................................................8
         6.5      Successors and Assigns................................................................9
         6.6      Entire Agreement; Amendment...........................................................9
         6.7      Notices, etc..........................................................................9
         6.8      Delays or Omissions..................................................................10
         6.9      Counterparts.........................................................................10
         6.10     Severability.........................................................................10


                                LENDINGTREE, INC.
                          SECURITIES PURCHASE AGREEMENT

         This Agreement is made as of September 29, 2000, among LENDINGTREE, INC., a Delaware corporation (the "Company"), Capital Z Financial Services Fund II, L.P. ("CAPITAL Z FUND II") and Capital Z Financial Services Private Fund II, L.P. ("CAPITAL Z PRIVATE FUND II" each of Capital Z Fund II and Capital Z Private Fund II a "PURCHASER" and collectively the "PURCHASERS").


                                    RECITALS

         WHEREAS, the Company desires to sell, and Purchasers desire to purchase, at an aggregate purchase price of $10,000,000 (the "PURCHASE PRICE") equity rights in the form of the Equity Rights Certificate attached hereto as Exhibit A (the "EQUITY RIGHTS"), which shall be initially exercisable in the aggregate for (i) 1,253,918 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "COMMON STOCK") and (ii) warrants to purchase an aggregate of 225,000 shares of Common Stock at an exercise price per share of $7.975 (the "WARRANTS").

         WHEREAS, the Equity Rights to be purchased by each Purchaser shall be initially exercisable for the respective number of Shares and Warrants set forth beside such Purchaser's name on Schedule I (attached hereto).

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   SECTION 1
    PURCHASE AND SALE OF EQUITY RIGHTS; AUTHORIZATION OF SHARES AND WARRANTS

         1.1 PURCHASE OF EQUITY RIGHTS. Subject to the terms and conditions hereof, at the Closing (as defined in Section 2 hereof) the Purchasers shall purchase from the Company, and the Company shall sell and issue to the Purchasers, the Equity Rights for the Purchase Price.

         1.2 AUTHORIZATION OF SHARES AND WARRANTS. The Company has authorized the issuance of the Shares and has reserved the Shares for issuance. The Company has authorized the issuance of the Warrants and has reserved 225,000 shares of Common Stock for issuance upon the exercise of the Warrants.

                                    SECTION 2
                             CLOSING DATES; DELIVERY

         2.1 CLOSING. The closing of the purchase and sale of the Equity Rights hereunder (the "CLOSING") shall take place on the date hereof at such time and place as the Company and Purchasers shall agree (the actual time and date of the Closing is hereinafter referred to as the "CLOSING DATE").

         2.2 DELIVERY. At the Closing, the Company will deliver to the Purchasers the Equity Rights, duly executed by the Company and the Purchasers will deliver the Purchase Price to the Company by wire transfer of same-day funds.

                                   SECTION 3
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

         The Company hereby represents, warrants and covenants to the Purchasers with respect to the sale and issuance to the Purchasers of the Equity Rights, as follows:

         3.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. The Company is a corporation duly organized and existing under the laws of the State of Delaware and is authorized to exercise all its corporate powers, rights and privileges and is in good legal standing in the State of Delaware. The Company has made available to the Purchasers true and complete copies of its Certificate of Incorporation, as amended ("CHARTER"), and Bylaws, as amended.

         3.2 CORPORATE POWERR. The Company has all requisite legal and corporate power to execute and deliver this Agreement, the Equity Rights and the Warrants and to issue the Equity Rights and the securities provided for thereunder, and to carry out and perform its obligations under the terms hereunder and under such documents.

         3.3 CAPITALIZATION. As of July 31, 2000, the authorized capital stock of the Company consisted of 100,000,000 shares of Common Stock, 18,663,384 shares of which were issued and outstanding and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which were issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued in compliance with federal and state securities law. Except as contemplated herein, as of July 31, 2000, there were no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Company, nor any agreements or understandings with respect thereto, other than (i) options to purchase 3,872,394 shares of Common Stock granted to eligible participants under the Company's benefit plans and (ii) warrants to purchase 857,885 shares of Common Stock. Neither the offer nor the issuance or sale of the Equity Rights, nor the issuance of any security directly or indirectly provided for thereunder will trigger any anti-dilution or similar provision under any Equity Security (as hereinafter defined) or of any agreement or instrument to which the Company is a party or by which it is bound or affected, which shall either automatically increase the number of shares or units of Equity Securities issuable upon conversion of any securities or upon exercise of any warrant, option or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share or unit of Equity Security to be received by the Company upon such conversion or exercise. For the purposes of this Agreement, "EQUITY SECURITY" shall mean any stock or similar security of the Company or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying or representing any option, warrant or right to subscribe to or purchase any stock or similar security, or any such option, warrant or right; provided, that the Equity Rights and any security directly or indirectly provided for thereunder shall not be included in the definition of Equity Security.

         3.4 AUTHORIZATION. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the Equity Rights and the Warrants, the authorization, sale, issuance and delivery of any security directly or indirectly provided for thereunder and the performance of the Company's obligations hereunder and thereunder have been taken. This Agreement, the Equity Rights and the Warrants, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief or other equitable remedies. The Common Stock issuable upon exercise of the Warrants and any other shares of capital stock directly or indirectly issuable upon the exercise of the Equity Rights (based upon the market price of the Common Stock on the date hereof) have been duly and validly reserved for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and restrictions on transfer, and the Company shall periodically reserve such additional shares of capital stock, if any, as may be necessary to satisfy the Company's obligations under the Warrants and Equity Rights; provided, however, that the Equity Rights, the Shares, the Warrants, the Common Stock issuable upon exercise of the Warrants and any other security directly or indirectly provided for thereunder (collectively the "SECURITIES") will be subject to applicable restrictions on transfer under state and/or federal securities laws.

         3.5 NO SOLICITATION. None of the Company, any of its affiliates as defined in Rule 501(b) under the Securities Act of 1933, as amended, (the "SECURITIES ACT") or any person authorized to act on behalf of any such person (excluding the Purchasers, as to which no representation is made) has engaged in any form of general solicitation or general advertising (as such terms are defined in Rule 502(c) under the Securities Act) in connection with the proposed offering of the Equity Rights, the Shares and Warrants.

         3.6 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") (collectively, including all exhibits

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

thereto, the "COMPANY SEC REPORTS"). None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since June 30, 2000, (i) the Company has not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company or the footnotes thereto prepared in conformity with GAAP, other than (x) liabilities incurred in the ordinary course of business or (y) liabilities that, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and (ii) there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a material adverse effect on the Company.

         3.7 NO ADDITIONAL FILINGS. To the extent that after the issuance and delivery of the Securities, Purchasers' control less than 25% of the Company's issued and outstanding Common Stock, the issuance and delivery of the Securities, will not, by itself, require Purchasers to make any additional filings with or deliver any notice to, or to obtain any consent of, any governmental authority that has issued any mortgage or other regulatory license to the Company or that otherwise regulates the Company's online business. To the extent that Purchasers' are required to make any additional filings with or deliver any notice to, or to obtain any consent of, any governmental authority that has issued any mortgage or other regulatory license to the Company as a result of the issuance and delivery of the Securities, regardless of the percentage of the Company's issued and outstanding Common Stock held by Purchasers', the parties shall cooperate to satisfy any such requirement and the Company will indemnify the Purchasers for any expenses, including any fees, penalties and reasonable attorneys' fees incurred by Purchasers in connection with satisfying such requirements.

         3.8 ACCESS TO INFORMATION. The Company hereby acknowledges that any information regarding the Company that was provided to the Purchasers in connection with this Agreement and the transactions contemplated hereby was, at

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

such time, available to the public. The Company further acknowledges that under this Agreement the Purchasers shall not be entitled to receive any information that is not made generally available to holders of the publicly traded common stock of the Company.

         3.9 ADDITIONAL COVENANTS. In addition to the foregoing, the Company will be deemed to make to the Purchasers any representations or warranties made to any person who purchases securities in any Subsequent Event (as defined in the Equity Rights.) Upon the request of the Purchaser, the Company shall, upon the closing of any such Subsequent Event, deliver to the Purchaser an Officer's Certificate to such effect.

                                   SECTION 4
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

         The Purchasers hereby represent, warrant and covenant to the Company with respect to the receipt of the Equity Rights, as follows:

         4.1 ACCREDITED INVESTOR; EXPERIENCE; RISK. The Purchasers are accredited investors within the definition of Regulation D of the Securities Act. The Purchasers and their representatives have been solely responsible for the Purchasers' own "due diligence" investigations of the Company and its management and business, for their own analysis of the merits and risks of the investment, and for their own analysis of the fairness and desirability of the terms of the investment. The Purchasers have such knowledge and experience in financial and business matters that such Purchasers are capable of evaluating the merits and risks associated with the receipt of the Warrant pursuant to the Agreement and of protecting the Purchasers' interests in connection therewith. The Purchasers are able to fend for itself in the transactions contemplated by this Agreement and have the ability to bear the economic risk of the investment, including complete loss of the investment. The Purchasers are experienced in evaluating and investing in relatively early-stage, high-technology companies such as the Company.

         4.2 INVESTMENT. The Purchasers are acquiring the Securities for investment for their own accounts, not as a nominees or agents, and not with a view to, or for resale in connection with, any distribution thereof, and the Purchasers have no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable law. The Purchasers understand that the Securities, have not been and will not have been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Purchaser's representations as expressed herein.

         4.3 RESTRICTED SECURITIES; RULE 144. The Purchasers understand that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Securities may be resold without registration under the Securities Act only in certain limited circumstances. The Purchasers acknowledge that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchasers are aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three (3) month period not exceeding specified limitations.

         4.4 AUTHORIZATION. The Purchasers represent that they have the full right, power and authority to enter into and perform the Purchasers' obligations under this Agreement, and this Agreement when executed and delivered by the Purchasers will constitute a valid and binding obligation of the Purchasers, enforceable in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.5 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, the Purchasers further agrees not to make any disposition of all or any portion of the Securities unless and until either:

                  (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and the provisions of Section 5.3 hereof; or

                  (b) The relevant Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition. If, in the good faith determination of the General Counsel (and/or outside counsel) of the Company, there is a reasonable basis for the belief that such disposition would require registration under the Securities Act, the Company may require that such Purchaser furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act.

         4.6 LEGENDS. It is understood that each certificate representing the Securities shall bear a legend in the following form or substantially similar form (in addition to any legend required under applicable state securities laws):

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND HAVE BEEN ACQUIRED FOR

                  INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (A) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR (B) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

                                    SECTION 5
                               REGISTRATION RIGHTS

         5.1 PIGGYBACK REGISTRATION RIGHTS. If the Company at any time or times prior to the expiration of the applicable holding period under Rule 144(k) under the Securities Act determines to prepare and file a ("REGISTRATION STATEMENT") under the Securities Act (except for a registration statement in connection with the acquisition of any entity or business or any employee benefit plan, including any stock option plan, or on Form S-4 or Form S-8 under the Securities Act or any successor forms thereto) in connection with the proposed offer or sale of Common Stock, the Company shall give prompt written notice to the Purchasers of its intention and, subject to Sections 5.2 and 5.3, shall permit the Purchasers to include in such Registration Statement the Shares, any Common Stock issuable upon the exercise of the Warrants and any other Common Stock that constitutes Securities (the "REGISTRABLE SECURITIES"), by providing the Purchasers with at least ten (10) business days prior written notice of the Company's intention. At the written request of the Purchasers, given within ten
(10) business days after receipt of the aforementioned notice from the Company, the Company will use its reasonable best efforts to cause all of the Registrable Securities for which registration has been requested to be included in such Registration Statement. The Purchasers shall be entitled to the benefits of Sections 1.6 and 1.7 of the Registration Rights Agreement dated as of September 20, 1999 among the Company and certain stockholders of the Company, including the Purchasers.

         5.2 UNDERWRITING. Notwithstanding Section 5.1 hereof, if the offering that is the subject of such Registration Statement is underwritten, in whole or in part, and the managing underwriter advises the Company that the inclusion of Registrable Securities proposed to be included in such Registration Statement would interfere with the successful marketing (including pricing) of the Common Stock proposed to be registered by the Company, then the number of Registrable Securities to be included in the underwritten offering may be reduced or excluded altogether on the same basis as other holders of piggyback or other similar registration rights with respect to Common Stock, as determined by the Company in its sole discretion.

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

         5.3 DELAY PERIOD. Notwithstanding Section 5.1, the Company shall have the right to suspend the filing, effectiveness or use of any Registration Statement for a reasonable length of time not to exceed sixty (60) calendar days (a "DELAY PERIOD") and from time to time if the Company shall determine that such use (i) would require disclosure by the Company that would materially interfere with a material financing, merger, sale or acquisition of assets, recapitalization or other similar corporate action of the Company that is pending or expected by the Company to occur or be announced during the Delay Period or (ii) would require pre-mature disclosure of non-public information the disclosure of which, in the determination of the Company, would be materially adverse to the Company or with respect to which the Company has a bona fide business purpose for keeping such information confidential; provided, that the aggregate number of days in all Delay Periods occurring in any period of twelve
(12) consecutive months shall not exceed ninety (90). The Company shall provide written notice (to the extent practicable) no fewer than two (2) business days prior to commencement of a Delay Period and promptly upon the end of any Delay Period to each holder of Common Stock covered by the Registration Statement and such holders shall cease all disposition efforts with respect to such shares immediately upon the beginning of any Delay Period until notified of the end of such Delay Period.

                                   SECTION 6
                                  MISCELLANEOUS

         6.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of New York.

         6.2 HART-SCOTT-RODINO. The Company shall make such filings, take such other reasonable actions, and otherwise reasonably cooperate with the Purchasers in order to cause any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, to expire or otherwise be terminated as promptly as practicable.

         6.3 SURVIVAL. The representations, warranties, covenants and agreements made in Sections 3 and 4 hereof shall not survive the Closing, except (i) for
(x) the representations, warranties and covenants of the Company set forth in Sections 3.3 and 3.7 and (y) the covenants of the Purchasers in Section 4.5, which shall survive for a period of two years from the Closing Date and (ii) for the covenant of the Company set forth in Section 3.9 which shall survive from the Closing Date until the expiration of the Exercise Period (as defined in the Equity Rights) and (iii) any representation or warranty made in connection with any Subsequent Event (whether such representation or warranty is set forth herein or is made by the Company pursuant to Section 3.9) that survives the closing of such Subsequent Event shall also be deemed to survive the Closing for the benefit of the Purchasers.

         6.4 SUBSEQUENT DELIVERIES. At the closing of a Subsequent Financing (as defined in the Equity Rights) in which the Purchasers elect to exercise their Equity Rights, the Purchasers shall be entitled to rely on any certificates of officers of the Company and legal opinion issued by counsel to the Company pursuant to such transaction, if any, to the same extent as the purchasers participating in such transaction.

         6.5 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         6.6 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, any summary of terms or similar agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Purchasers.

         6.7 NOTICES, ETC. Any notice required or permitted pursuant to this Agreement shall be in writing and shall be deemed sufficient (i) immediately when delivered personally or by facsimile, (ii) twenty (20) hours after being deposited with an overnight courier service (e.g. Federal Express) for next day delivery, or (iii) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed as follows:

         If to the Purchasers:

         Capital Z Partners
         54 Thompson Street
         New York, NY 10012
         Fax: (212) 965-2301
         Attention:

         with a copy to:

         Weil, Gotshal & Manges LLP
         100 Crescent Court -Suite 1300
         Dallas, Texas 75201
         Fax: (214) 746-7777
         Attention:  R. Jay Tabor, Esq.

         If to the Company:

         LendingTree
         11115 Rushmore Drive
         Charlotte, NC 28277
         Fax: (704) 541-1824
         Attention:  CEO

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, NY 10036
         Fax: (212) 735-2000
         Attention:  David Goldschmidt, Esq.

         6.8 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to the Purchasers, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of the Purchasers nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Purchasers of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Purchasers, shall be cumulative and not alternative.

         6.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         6.10 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day of September, 2000.

"COMPANY"            LENDINGTREE, INC.,



                     By:/s/ Douglas Lebda
                        --------------------------------------------------
                     Name:  Douglas Lebda
                     Title: Chief Executive Officer



"PURCHASERS"         CAPITAL Z FINANCIAL SERVICES
                     FUND II, L.P.

                     By:      Capital Z Partners, L.P., its
                              sole partner

                              By:      Capital Z Partners, Ltd.,
                                       its sole general partner



                              By:
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------



                     CAPITAL Z FINANCIAL SERVICES
                     PRIVATE FUND II, L.P.

                     By:      Capital Z Partners, L.P., its
                              sole partner

                              By:      Capital Z Partners, Ltd.,
                                       its sole general partner



                              By:
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

                                                                      Schedule I
                                                                      ----------



                                                        Column A*    Column B**
                                                        ---------    ----------

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.              1,247,292       223,811

CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.          6,626         1,189





* The numbers set forth in Column A are the numbers of Shares of Common Stock issuable to the respective parties upon exercise of the Equity Rights.

** The numbers set forth in Column B are the numbers of shares of Common Stock issuable upon exercise of the Warrants for which the Equity Rights granted to such party are initially exercisable.

                                                                       EXHIBIT A
                                                                       ---------

                            EQUITY RIGHTS CERTIFICATE


                  REPRESENTING THE RIGHT TO RECEIVE SECURITIES
                              OF LENDINGTREE, INC.

                               AS SET FORTH HEREIN


THE SECURITIES REPRESENTED BY THIS EQUITY RIGHTS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY APPLICABLE STATE LAW, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (A) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR (B) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

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Date of Issuance:  September 29, 2000


         LendingTree, Inc., a Delaware corporation (the "COMPANY"), for value received, hereby certifies that ______________________ [INVESTOR] and its registered assigns (the "REGISTERED HOLDER"), is entitled, subject to the terms set forth below, to acquire from the Company, at any time from and following the date hereof to and including the fifth business day following June 30, 2001 (the "EXERCISE PERIOD"), the Securities (as hereinafter defined). This Equity Rights Certificate is being issued pursuant to the Securities Purchase Agreement, dated as of September 29, 2000 between the Company and the Registered Holder (the "PURCHASE AGREEMENT").

         1. DEFINITIONS.
            -----------

         "GOING PRIVATE TRANSACTION" means a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

         "JUNE 30, 2001 VALUE" means (i) if the Common Stock (as hereinafter defined) is then traded on any national securities exchange or any automated quotation system, the average closing price rounded to three (3) decimal places of the Common Stock for the five (5) trading days immediately preceding June 30, 2001 or (ii) if the Common Stock is not then traded on any national securities exchange or any automated quotation system, the per share fair market value of


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the Common Stock as agreed to by the Company and the Registered Holder or, if such parties cannot agree, the per share fair market value of the Common Stock as determined by an independent third party valuation firm mutually acceptable to the parties.

         "SALE TRANSACTION" means (a) any consolidation, reorganization or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the Company does not survive, the Common Stock is modified or converted into any other security or the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity or the entity that controls such surviving entity immediately after such consolidation, merger or reorganization, (b) any transaction or series of related transactions in which in excess of fifty percent (50%) of the voting power of the surviving entity or the entity that controls such surviving entity is transferred, or (c) any sale or other transfer of substantially all of the assets of the Company.

                  "SECURITIES" means, at the sole election of the Registered Holder, either:

                  (i) (a) ________ fully paid and nonassessable shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), or any other equity securities that may be issued in addition thereto or in substitution therefor as provided herein, and (b) a warrant in the form attached hereto as Exhibit 1, initially exercisable for _______ shares of Common Stock (the "WARRANT"), with an exercise price of $7.975 per share, or

                  (ii) (a) if a Subsequent Financing (as hereinafter defined) occurs during the term hereof but prior to the occurrence of any other Subsequent Event (as hereinafter defined), subject to the final paragraph of this definition of "Securities", the type of securities issued to the investor(s) in such Subsequent Financing (with the number and amount of such securities issuable upon exercise of this Equity Rights Certificate bearing the same ratio to $__________ [SUCH INVESTOR'S APPLICABLE PORTION OF THE $10 MILLION PURCHASE PRICE] (the "Purchase Price") as the number and amount of such securities issued to the investor(s) in the Subsequent Financing bears to the total purchase price for such securities paid by such investor(s) in such Subsequent Financing), (b) if a Sale Transaction occurs during the Exercise Period but prior to the occurrence of any other Subsequent Event, subject to the final paragraph of this definition of "Securities", (x) the number of shares of Common Stock equal to the quotient of the Purchase Price divided by 75% of the per share price for the Common Stock in such Sale Transaction and (y) the Warrant, with an Exercise Price equal to 75% of the per share price for the Common Stock in the Sale Transaction, (c) if a Going Private Transaction occurs during the Exercise Period but prior to the occurrence of any other Subsequent Event, subject to the final paragraph of this definition of "Securities", (x) the number of shares of Common Stock equal to the quotient of the Purchase Price divided by 75% of the lowest per share price paid to the public holders of Common Stock in the Going Private Transaction and (y) the Warrant, with an exercise price per share equal to 75% of the lowest per share price paid to the public holders of Common Stock in the Going Private Transaction, or (d) if June 30, 2001 occurs and no other Subsequent Event has occurred, (x) the number of


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shares of Common Stock equal to the quotient of the Purchase Price divided by the June 30, 2001 Value (as hereinafter defined) and (y) the Warrant, with an exercise price per share equal to the June 30, 2001 Value.

         For the purposes above, (i) if the applicable per share price of the Common Stock in connection with any Sale Transaction or Going-Private Transaction is paid in any form other than cash, then the applicable per share price of the Common Stock will be as agreed to by the Company and the Registered Holder, or if such parties cannot agree, as determined by an independent third party valuation firm mutually acceptable to the parties and (ii) in the context of a Sale Transaction involving the sale or other transfer of substantially all of the assets of the Company, the per share price for the Common Stock in such transaction will be deemed to be equal to the net proceeds of such transaction to the Company available for distribution to stockholders divided by the number of shares of Common Stock outstanding on a fully-diluted basis.

         If, as a result of the operation of clause (ii)(a), (ii)(b) or (ii)(c) above, as applicable, the Registered Holder would receive securities in an amount that would require approval by the Company's stockholders pursuant to the rules of the Nasdaq stock market, then the securities to be received by the Registered Holder pursuant to such applicable clause shall consist of (x) securities provided for in such applicable clause, up to the maximum amount of such securities that may be received by the Registered Holder without triggering such stockholder approval requirement (with the securities that would have been received by the Registered Holder if not for the operation of this clause (x) and that, as a result of the operation of this clause (x), are not received by the Registered Holder, being referred to herein as the "Excluded Securities") plus (y) shares of a new series of preferred stock (the "New Preferred Stock") of the Company with an aggregate value at least equal to the value of the Excluded Securities and with other terms reasonably satisfactory to the Registered Holder and the Company. Such New Preferred Stock will (A) resemble shares of Common Stock as closely as is possible without triggering any such stockholder approval requirement, (B) participate with the Common Stock with respect to dividends and upon liquidation, (C) not have voting rights (except as otherwise required by law) and, (D) be convertible into shares of Common Stock on a one-for-one basis (subject to appropriate adjustments for stock splits, stock dividends and the like) in the event (but only in the event) that any necessary stockholder approval for such conversion is obtained. The number of shares of New Preferred Stock to be issued to the Registered Holder pursuant to the immediately preceding sentence will be equal to the number of shares of Common Stock that the Excluded Securities would have represented (on a fully-converted or fully-exercised basis, as applicable).

                  "SUBSEQUENT EVENT" means a Subsequent Financing, a Sale Transaction, a Going Private Transaction, or June 30, 2001.

                  "SUBSEQUENT FINANCING" means the first sale or issuance occurring following the date of the Purchase Agreement of the Company's equity securities (including, but not limited to, securities directly or indirectly convertible into, exercisable for or exchangeable for such equity securities) in a financing transaction or series of transactions, which involves an aggregate

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cash consideration in excess of $15,000,000, provided that a Subsequent
Financing shall not include sales or issuances pursuant to (i) the Company's existing employee benefit plans, (ii) upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date hereof or
(iii) pursuant to any pending or future acquisition of another entity made by the Company.

         2. EXERCISE.
            --------

                  (a) This Equity Rights Certificate may be exercised in whole by the Registered Holder at any time during the Exercise Period by surrendering this Equity Rights Certificate (together with a written notice specifying the specific securities described in the definition of "Securities" for which this Equity Rights Certificate is being exercised, duly executed by such Registered Holder or by such Registered Holder's duly authorized attorney), at the principal office of the Company, or at such other office or agency as the Company may designate. If such written notice of exercise is not delivered prior to the expiration of the Exercise Period, then this Equity Rights Certificate shall be deemed to have been exercised, as of the time immediately prior to the expiration of the Exercise Period, for the securities described in clause ii(d) of the definition of "Securities."

                  (b) The Company shall notify the Registered Holder of the definitive terms of any proposed Subsequent Event as soon as such terms are agreed upon or as soon as reasonably practicable thereafter. The Registered Holder shall provide notice of its irrevocable election to exercise its rights referred to in Section 2(a) above within thirty (30) days of receipt of notice of such proposed Subsequent Event by the Company; provided, however, that such election may be revoked in the event that the applicable Subsequent Event fails to close within a reasonable time following the delivery of such notice of election by the Registered Holder. The failure of either party to deliver the notices set forth above shall not impair the Registered Holder's right to exercise this Equity Rights Certificate during the Exercise Period for any of the securities described in the definition of "Securities," which it is otherwise eligible to receive.

                  (c) The exercise of this Equity Rights Certificate shall be deemed to have been exercised immediately prior to the close of business on the day on which this Equity Rights Certificate shall have been surrendered to the Company as provided in Section 2(a) above (or immediately prior to the close of business on the day this Equity Rights Certificate is otherwise deemed to be exercised as provided in Section 2(a), as applicable). At such time (or thereafter immediately upon termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable), the person or persons in whose name or names any securities shall be issuable upon such exercise as provided in Section 2(d) below shall be deemed to have acquired such securities and to have become the record owner of such securities.

                  (d) As soon as practicable after the exercise of this Equity Rights Certificate, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to,

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the Registered Holder, or as such Registered Holder (upon payment by such
Registered Holder of any applicable transfer taxes) may direct, a certificate or certificates (or other documents, as appropriate) representing the securities to which such Registered Holder shall be entitled.

         3. OTHER ADJUSTMENTS.
            ------------------

                  (a) STOCK DIVIDENDS, SPLITS, COMBINATIONS, RECLASSIFICATION, ETC. With respect to any exercise for which the Registered Holder has elected to receive the securities described in clause (i) of the definition of "Securities," in the event that the Company shall, at any time on or after the date of the Purchase Agreement and prior to such exercise, (i) pay a dividend or make a distribution on its Common Stock, (ii) subdivide shares of its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Registered Holder, in lieu of any shares of Common Stock which the Registered Holder would otherwise be entitled to receive upon such exercise, shall be entitled to receive the aggregate number and kind of shares which, if this Equity Rights Certificate had been exercised immediately prior to such event, the Registered Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification.

         With respect to any exercise for which the Registered Holder has elected to receive the securities described in clause (i) of the definition of "Securities," in case of any reclassification or change of the outstanding securities of the Company or of any merger, reorganization or consolidation of the Company (other than a Sale Transaction), causing an adjustment in accordance with Section 4 below) or any similar corporate reorganization, occurring at any time on or after the date of the Purchase Agreement and prior to such exercise, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of any shares of Common Stock otherwise receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Equity Rights Certificate immediately prior thereto, all subject to further adjustment as provided in paragraph (a); and in each such case, the terms of this Section 3 shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Equity Rights Certificate after such consummation.

                  (b) When any adjustment is required to be made pursuant to this Section 3, the Company shall promptly mail to the Registered Holder a certificate setting forth the Securities or other property receivable upon exercise of this Equity Rights Certificate in a case in which the Registered Holder elects to receive the securities described in clause (i) of the definition of "Securities" after such adjustment and setting forth a brief statement of the facts requiring such adjustment.


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         4. SALE TRANSACTION. Simultaneous with the closing of a Sale
Transaction prior to the exercise of this Equity Rights Certificate or the expiration of the Exercise Period, as applicable, as a result of which the stockholders of the Company receive cash, stock or other property in respect of their shares of Common Stock, the surviving entity or acquiring entity, as applicable, will, at the closing of such Sale Transaction, assume the obligations of the Company hereunder and this Equity Rights Certificate will thereafter (during the remainder of the Exercise Period) be exercisable, at the sole election of the Registered Holder, either (a) for the securities described in clause (i) of the definition of "Securities" or (b) the securities described in clause (ii)(b) of the definition of "Securities;" provided, however, that, in lieu of any shares of Common Stock to be received upon such exercise, the Registered Holder shall receive the cash, stock or other property that such Registered Holder would have been entitled to receive as a result of such Sale Transaction in respect of such shares of Common Stock if the Registered Holder owned such shares of Common Stock at the time of such Sale Transaction. The Company shall deliver to the Registered Holder notice of the Sale Transaction no less than thirty (30) business days before the date scheduled for closing of the Sale Transaction.

         5. TRANSFERS. Neither this Equity Rights Certificate nor any securities purchased upon exercise of this Equity Rights Certificate may be transferred unless either (i) such transfer is registered under the Securities Act of 1933 (the "SECURITIES ACT") and any applicable state securities or blue sky laws or
(ii) the transfer is exempt from the prospectus delivery and registration requirements of the Securities Act and any applicable state securities or blue sky laws. If a Registered Holder wishes to transfer such securities pursuant to
(ii) above and in the good faith determination of the General Counsel (and/or outside counsel) of the Company, there is a reasonable basis for the belief that such transfer would require registration under the Securities Act and/or any applicable state securities or blue sky laws, the Company may require that the Registered Holder furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act and any applicable state securities or blue sky laws. Upon any transfer of all or a portion of the Equity Rights Certificate in compliance with this Section 5, the transferee shall be deemed a Registered Holder.

         6. LEGEND. A legend setting forth or referring to the above restrictions shall be placed on this Equity Rights Certificate, any replacement hereof and any certificate representing a security issued pursuant to the exercise hereof, and a stop transfer restriction or order shall be placed on the books of the Company and with any transfer agent until such securities may be legally sold or otherwise transferred; provided, however, that such legend shall not be required and a stop transfer restriction order shall not placed if (i) in the opinion of counsel to the Registered Holder (reasonably satisfactory to the Company) registration of any future transfer is not required by the applicable provisions of the Securities Act, (ii) the Company shall have waived the requirements of such legends or (iii) the transfer of such security shall be made in compliance with the requirements of Rule 144(k).


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         7. REGISTERED HOLDER ITS OWNER. Except as provided in Section 5 hereto, the Company may deem and treat the Registered Holder of this Equity Rights Certificate as the absolute owner hereof for all purposes regardless of any notice to the contrary.

         8. NO IMPAIRMENT. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Equity Rights Certificate, but will (subject to Section 16 below) at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Equity Rights Certificate against impairment.

         9. NOTICES OF CERTAIN TRANSACTIONS. In case:
            -------------------------------

                  (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Equity Rights Certificate) for the purpose of entitling or enabling them to receive any dividend or other distribution other than as described in Section 3, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

                  (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

                  (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

                  (d) of any redemption of the Common Stock,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Equity Rights Certificate a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right and stating the amount and character of such dividend distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

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         10. RESERVATION OF STOCK; TAXES. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Equity Rights Certificate, such shares of Common Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Equity Rights Certificate. The Company covenants that all Common Stock that may be issued upon the exercise of rights represented by this Equity Rights Certificate or upon exercise of the Warrant, if applicable, will, upon exercise, be fully paid and nonassessable and free from all taxes, liens and chargers in respect of the issue (other than taxes in respect of any transfer occurring contemporaneously with such issue.) The Company shall pay all taxes and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and deliver of the certificates representing Common Stock issued hereunder or issuable upon exercise of the Warrant, if applicable.

         11. EXCHANGE OF EQUITY RIGHTS CERTIFICATE. Upon the surrender by the Registered Holder of this Equity Rights Certificate, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company's expense, a new Equity Rights Certificate of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number and type of securities called for in the Equity Rights Certificate so surrendered.

         12. REPLACEMENT OF EQUITY RIGHTS CERTIFICATE. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Equity Rights Certificate and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Equity Rights Certificate, the Company will issue, in lieu thereof, a new Equity Rights Certificate of like tenor.

         13. MAILING OF NOTICES. Any notice required or permitted pursuant to this Equity Rights Certificate shall be in writing and shall be deemed sufficient (i) immediately when delivered personally or by facsimile, (ii) twenty (20) hours after being deposited with an overnight courier service (e.g. Federal Express) for next day delivery, or (iii) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed as follows:

                  If to the Registered Holder

                  Capital Z Partners
                  54 Thompson Street
                  New York, NY 10012
                  Fax:  (212) 965-2301
                  Attention:

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                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court - Suite 1300
                  Dallas, Texas 75201
                  Fax:  (214) 746-7777
                  Attention:  R. Jay Tabor, Esq.

                  If to the Company:

                  LendingTree
                  11115 Rushmore Drive
                  Charlotte, NC 28277
                  Fax:  (704) 541-1824
                  Attention:  CEO

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Fax:  (212) 735-2000
                  Attention:  David Goldschmidt, Esq.

         Each of the foregoing parties shall be entitled to specify a different address by giving five (5) days' advance written notice as aforesaid to the other parties.

         14. NO RIGHTS AS STOCKHOLDER. Until the exercise of this Equity Rights Certificate, the Registered Holder of this Equity Rights Certificate shall not have or exercise any rights by virtue hereof as a stockholder of the Company; and except as otherwise provided herein, no dividend or interest shall be payable or shall accrue in respect of this Equity Rights Certificate or any Common Stock that may be issued upon exercise of this Equity Rights Certificate unless and until this Equity Rights Certificate shall be exercised.

         15. NO FRACTIONAL SHARES. No fractional shares of any Common Stock that may be issued upon exercise of this Equity Rights Certificate will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of the Company's Common Stock on the trading day immediately prior to the date of exercise or, if the Common Stock is not then traded on any national securities exchange or automated quotation system, the fair market value of one share of Common Stock as determined in good faith by the Company's Board of Directors.

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         16. AMENDMENT OR WAIVER. This Equity Rights Certificate or any
provision thereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         17. HEADINGS. The headings in this Equity Rights Certificate are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Equity Rights Certificate.

         18. GOVERNING LAW. THIS EQUITY RIGHTS CERTIFICATE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         19. SUCCESSORS AND ASSIGNS. This Equity Rights Certificate shall be binding upon the Company and inure to the benefit of the Registered Holder and its successors and assigns.



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         IN WITNESS WHEREOF, the Company has executed this Equity Rights
Certificate as of the date first written above.



                             LendingTree, Inc.



                             By:
                                  ---------------------------------------
                                      Name:
                                             ----------------------------
                                      Title:
                                              ---------------------------